UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PACIFIC FINANCIAL CORPORATION
(Exact Name of Registrant as specified in its Charter)

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PACIFIC FINANCIAL CORPORATION

March 30, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company"), to be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 28, 2010, at 7:00 p.m.

The Notice of Annual Meeting of Shareholders and Proxy Statement on the following pages describe the formal business to be transacted at the meeting.  Directors and officers of the Company, as well as a representative of Deloitte & Touche, LLP, the Company's independent auditors, will be present to respond to any questions our shareholders may have.

Please vote by signing, dating, and returning the enclosed proxy card by mail, or by voting via the Internet or by telephone.  The enclosed proxy statement includes instructions for voting via the Internet at www.proxyvoting.com/PFLC or by telephone by calling 1-866-540-5760.  If you vote online or by phone, you do NOT need to complete and mail your proxy card.  If you plan to attend the meeting, we still encourage you to vote in advance by mail, through the Internet or by phone.

We look forward to seeing you at the meeting.

/s/ Gary C. Forcum	Sincerely,	/s/ Dennis A. Long
Gary C. Forcum Chairman of the Board		Dennis A. Long President & Chief Executive Officer

1101 S. Boone Street • Aberdeen, WA  98520 • (360) 537-4061

PACIFIC FINANCIAL CORPORATION

1101 S. Boone Street

Aberdeen, Washington 98520

(360) 537-4061

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 28, 2010

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Pacific Financial Corporation (the "Company") will be held at the Company's Administrative Headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 28, 2010, at 7:00 p.m., local time, for the following purposes:

1.       ELECTION OF DIRECTORS.  To elect four directors to three-year terms.

2.       OTHER BUSINESS.  To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments.  Shareholders of record at the close of business on March 17, 2010, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

Please vote via the Internet or by telephone in accordance with instructions provided under the heading "Voting by Internet or Telephone" on page 1 of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided.  If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

By Order of the Board of Directors /s/ John Van Dijk
John Van Dijk Corporate Secretary

Aberdeen, Washington

March 30, 2010

IMPORTANT:  PROMPT VOTING VIA THE INTERNET, TELEPHONE, OR RETURNING THE ENCLOSED PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2010:

Copies of the 2009 annual report to shareholders and the proxy statement for the 2010 annual meeting of shareholders are available at http://bnymellon.mobular.net/bnymellon/pflc.

PROXY STATEMENT OF
PACIFIC FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 28, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2010 Annual Meeting of Shareholders of the Company.  The Annual Meeting will be held at the Company's administrative headquarters located at 1101 South Boone Street, Aberdeen, Washington, on Wednesday, April 28, 2010, at 7:00 p.m., local time.  This Proxy Statement and the enclosed proxy card and 2009 Annual Report to Shareholders are being mailed to shareholders on or about March 30, 2010.

VOTING AND PROXY PROCEDURE

Record Ownership; Quorum.  Shareholders of record as of the close of business on March 17, 2010, are entitled to one vote for each share of Common Stock of the Company then held.  As of March 17, 2010, the Company had 10,121,853 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting.  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

Solicitation of Proxies.  The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company.  Solicitation may also be made by directors and officers of the Company and the Bank.  In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise.  When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card.  Where no instructions are indicated, proxies will be voted in accordance with the Board of Directors' recommended vote with respect to each proposal set forth below.  If a shareholder attends the Annual Meeting, he or she may vote in person.  If you hold shares through a broker or nominee (that is, in "street name"), please follow their directions on how to vote your shares.

Voting by Internet or Telephone.  You may vote by Internet, telephone, or mail.  Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail.  To vote via the Internet, access the following Web site:  www.proxyvoting.com/PFLC.  To vote by telephone, call 1-866-540-5760 and follow the instructions.  If you vote via the Internet or by telephone, you do not need to mail your proxy card.

Revocation of Proxies.  Shareholders who execute proxies retain the right to revoke them at any time.  Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on the election of directors at the Annual Meeting.  Attendance at the Annual Meeting will not automatically revoke a proxy.

Voting for Directors.  The four nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.  Shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from the directors as a group, or from each individual nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast.  A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.  Beginning this year banks and brokers acting as nominees are not permitted to vote proxies for the election of directors without express voting instructions from the beneficial owner of the shares.  As such, it is particularly important that you provide voting instructions to your bank, broker or other nominee this year to ensure that we can achieve a quorum for the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense.  In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days.  Persons and groups who beneficially own in excess of 5% of the Company's Common Stock ("5% or Greater Owners") are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act").  Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

The following table sets forth, as of March 17, 2010, information as to the shares of the Common Stock beneficially owned by each 5% or Greater Owner, by each director, by each executive officer, and by all executive officers and directors of the Company as a group.

Name and Address	Number of Shares Beneficially Owned (1)		Percent of Shares Outstanding

5% or Greater Owners:

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	695,000	(3)	6.8%

Directors:
G. Dennis Archer	99,816	(4)	*
John R. Ferlin	128,724	(5)	1.3%
Gary C. Forcum	159,262		1.6%
Susan C. Freese	38,770		*
Edwin Ketel	52,611		*
Randy W. Rognlin	451,957		4.5%
Randy Rust	113,103		1.1%
Douglas M. Schermer	117,431		1.2%

Executive Officers:
Dennis A. Long(2)	266,256	(6)	2.6%
Bruce D. MacNaughton	98,180		*
Denise Portmann	37,800		*
John Van Dijk	91,850		*
All Executive Officers and Directors as a Group (12 persons)	1,655,760		16.4%

_______________

*          Less than 1% of shares outstanding.

(1)     The amounts shown include shares of Common Stock that the named shareholders have the right to acquire within 60 days after March 17, 2010, through the exercise of stock options granted pursuant to the Company's stock option plans or through the exercise of warrants to purchase Common Stock as follows:

Name	No. of Options	Warrants
Wellington Management Company, LLP(3)	--	139,000
G. Dennis Archer	5,500	8,334
John R. Ferlin	5,500	13,889
Gary C. Forcum	1,100	13,725
Susan C. Freese	3,300	3,333
Edwin Ketel	1,100	6,250
Randy W. Rognlin	1,100	55,556
Randy Rust	5,500	11,112
Douglas M. Schermer	1,100	12,500
Dennis A. Long	130,350	4,167
Bruce D. MacNaughton	70,400	5,556
Denise Portmann	28,050	1,400
John Van Dijk	34,100	2,750

(2)     Mr. Long is also a director of the Company.

(3)     Based on information contained in the Schedule 13G filed February 12, 2010, by Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor to its client Ithan Creek Master Investors (Cayman) L.P., the record owners of the shares.  Wellington reported having shared voting and dispositive power with respect to all 695,000 shares listed.

(4)     Includes 972 shares owned in a profit sharing trust.

(5)     Includes 2,835 shares held by Mr. Ferlin's spouse as trustee for family trusts.

(6)     Includes 60,000 shares pledged as collateral in connection with a margin account with a securities broker.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company.  Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.  To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's executive officers and directors complied with all applicable Section 16(a) filing requirements during 2009 other than Mr. Forcum, who filed one late report of a purchase of shares and warrants, and Mr. Rognlin, who filed one late report of a purchase of shares.

CURRENT EXECUTIVE OFFICERS

The following summary sets forth the age, position, and business experience during the past five years of the Company's executive officers who are not also directors of the Company.

Bruce D. MacNaughton (56) is the Vice President of the Company.  He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002.  Mr. MacNaughton has been employed in the commercial banking industry for over 35 years in various capacities.  He was employed by U.S. Bank from 1983 to 2001.  From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon.  In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

Denise Portmann (36) is the Chief Financial Officer of the Company and of the Bank.  Ms. Portmann was also named Executive Vice President of the Bank in January 2006.  She has served as Chief Financial Officer of the Company since January 2005 and of the Bank since November 2004.  Ms. Portmann joined the Bank in 2001, serving as Treasurer of the Company and Senior Vice President and Cashier of the Bank.  From 1995 to 1999, she was employed in the public accounting and auditing sector, specializing in the financial institutions industry.  Ms. Portmann is a CPA and holds a B.S. degree in accounting from Central Washington University.

John Van Dijk (62) has served as President and Chief Operating Officer of the Bank since November 2004 and as Corporate Secretary of the Company since 1997.  He previously served as Executive Vice President, Chief Financial Officer of the Bank beginning in May 1996.  Prior to that, Mr. Van Dijk was employed in the thrift industry for 18 years.  He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA, from May 1991 to May 1996.  From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA.  Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA, from March 1978 to November 1988.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Company's Board of Directors (the "Board") is presently composed of nine members.  Each also serves as a director of the Bank.  The Company's articles and bylaws provide that directors are elected for three-year staggered terms, with approximately one-third of the directors elected each year.  Ms. Freese and Messrs. Archer, Forcum, and Schermer, each of whom presently serves as a director of the Company, have been nominated for election for a three-year term ending in 2013.

The proxies solicited by the Board of Directors will be voted for the election of Ms. Freese and Messrs. Archer, Forcum, and Schermer unless marked to withhold a vote as to one or more nominees.  If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend.  The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.  In considering a nominee as a company director, the Board seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, as a whole can satisfy its supervision responsibilities effectively.  To accomplish this, guidelines are set by the Governance and Nominating Committee, further discussed below under "Meetings and Committees of the Board of Directors--Committees."

The Board of Directors recommends a vote "FOR" the election of Ms. Freese and Messrs. Archer, Forcum, and Schermer.

The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting.  The Board of Directors has determined that each director listed below, other than Mr. Long, is "independent" as defined in Rule 5605(a)(2) of the listing standards for companies quoted on The NASDAQ Stock Market ("Nasdaq").  The Board of Directors also determined that Joseph A. Malik and Robert J. Worrell, who were directors of the Company during 2009, were independent as defined in Rule 5605(a)(2) of the Nasdaq listing rules.  There are no family relationships among the directors and executive officers of the Company.

Name	Age	Year First Elected/Appointed Director	Term to Expire

Board Nominees

Class B
G. Dennis Archer	67	2004	2013
Gary C. Forcum	64	1997	2013
Susan C. Freese	55	2001	2013
Douglas M. Schermer	48	2001	2013

Directors Continuing in Office

Class C
John R. Ferlin	62	2004	2011
Randy W. Rognlin	53	2001	2011

Class A
Edwin Ketel	58	2002	2012
Dennis A. Long	61	1997	2012
Randy Rust	62	2003	2012

For each nominee for director the present principal occupation and other business experience during the last five years of such person, and the particular experience, qualifications, attributes and skills of each such nominee, are set forth below:

G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years.  Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University.  Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner.  Mr. Archer has practiced public accounting and served in the tax management field since 1976.  Mr. Archer is being nominated for his depth of knowledge of generally accepted accounting and auditing standards and for the experience he brings with auditing and preparation of financial statements.  He is also a prominent member of his community and has extensive experience with the operations of the Bank in the Bellingham region.

Gary C. Forcum is a private investor.  He graduated from the University of Washington with a business degree, majoring in accounting.  Mr. Forcum was an auditor and criminal investigator for the IRS, and he has owned several businesses until retiring in January 1999.  He was appointed Chairman of the Board of the Company in October 2006.   Mr. Forcum has served as President of the Grays Harbor EDC, Lions Club and is a member of Aberdeen Rotary.  Mr. Forcum brings a history of entrepreneurship and business experience in accounting, investment and management expertise to the Board.   He also has extensive historical knowledge of the Bank, given his 13 years of service on the Board.

Susan C. Freese is a pharmacist.  Ms. Freese graduated from Washington State University.  She was the co-owner of Peninsula Pharmacies, Inc., located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than five years until 2006.  Ms. Freese is being nominated based on her years of general business and managerial expertise and contributions to her community.  She also brings a diverse perspective to the Board as its sole female member.

Douglas M. Schermer received his Bachelor’s degree from Oregon State University majoring in Forest Engineering.  He is the owner of Schermer Construction, a forest road and bridge building contractor and owner of Wishkah Rock Products, both located in Hoquiam, Washington.  He also has various business interests including real estate investments and leasing.  He has served as a member of the Grays Harbor EDC and Grays Harbor College Foundation.  Mr. Schermer is being nominated for his extensive management experience and particular expertise in the forestry industry and related businesses.

For each continuing director the present principal occupation and other business experience during the last five years of such person, and the particular experience, qualifications, attributes and skills of each, are set forth below:

John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years.  Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products.  Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.  Mr. Ferlin was a founder of BNW Bancorp, which the Company acquired in 2004, and served as its Chairman.  Mr. Ferlin brings extensive experience with our Bellingham region to the Board, together with generalized experience in law, corporate governance and management.  The Company also believes Mr. Ferlin's experience as a business owner and entrepreneur brings a valuable perspective to the Board.

Edwin Ketel graduated from Washington State University.  He is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past five years.  Mr. Ketel is very actively involved within the Long Beach peninsula communities, including with the Long Beach Education Foundation, and as a business owner he brings general management expertise to the Board.  He has been an active member of the Board for eight years.

Dennis A. Long currently serves as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.  Mr. Long previously served as President and Chief Executive Officer of the Bank from July 1997 until December 1999.  In December 1999, he was appointed President of the Company and became President and Chief Executive Officer in May 2001.  Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington, from July 1996 to April 1997.  From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.  Mr. Long is the sole member of management on the Board, and he brings over 40 years of extensive and varied banking experience to the Board.

Randy Rognlin has been the President and co-owner of Rognlin's, Inc., a commercial and industrial construction contractor located in Aberdeen, Washington, for more than the past five years.  Mr. Rognlin is a significant shareholder, has served on the Board for over nine years, and brings extensive construction expertise to the Board, as well as significant contacts within the local business community.

Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company.  Mr. Rust is currently a private investor.  Mr. Rust brings entrepreneurial and management experience to the Board, as well as an extensive background in real estate investments.  Mr. Rust is very active in the Grays Harbor communities.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company conducts its business through meetings of the Board and through Board committees.  During 2009, the Board of Directors held 13 meetings.  Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which that director served.

The Company does not have a policy regarding attendance at annual shareholder meetings by directors.  All of the 11 individuals who were then directors attended the 2009 annual meeting of shareholders.

Board Leadership and Risk Oversight

For more than a decade, one of our independent directors has been selected to serve as Chairman of the Board of Directors.  The Board believes that separating the roles of Chairman and Chief Executive Officer is in the best interest of our shareholders.  Having a Chairman who is not a member of management gives our independent directors a more significant role in setting meeting agendas, establishing priorities and the strategic direction of the Company and fulfilling its oversight function.  The Board believes that the manner in which it oversees risk management at the Company has not affected its leadership structure.

The Board is responsible for providing oversight of the Company's risk management processes.  The Loan Committee (which operates at the Bank Board level) is primarily responsible for overseeing the risk management function on behalf of the Board.  In carrying out its responsibilities, the Loan Committee works closely with the Bank's Chief Credit Officer.  The Loan Committee meets at least monthly with the Chief Credit Officer and other members of management and receives a comprehensive report on risk exposures (including management's assessment of risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures.  The Loan Committee provides a report on risk management to the full Bank Board on at least a quarterly basis.

In addition to the Loan Committee, other Board committees oversee the management of risks facing the Company in their areas of responsibility.  Additional details regarding participation of Board Committees in risk oversight are included under the heading "Committees" below.

Committees

The Board of Directors has established, among others, an Audit Committee, a Governance and Nominating Committee, and a Compensation and Management Development Committee.

Audit Committee.  The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors and the internal audit department; oversee the functioning of the Company's internal control over financial reporting and associated risks; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit and internal audits; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters.  The Audit Committee also is responsible for reviewing the annual and other reports filed with the SEC and the annual report to shareholders.  The Audit Committee met five times during 2009.

Current members of the Audit Committee include Messrs. Archer (Chair), Ferlin, and Forcum.  Mr. Malik also served as a member of the Audit Committee during 2009.  The Board has determined that each member who served on the Audit Committee since January 1, 2009 is "independent" as defined in

Rule 5605(a)(2) of the Nasdaq listing standards and in Rule 10A-3 adopted by the SEC under the Exchange Act.  The Board has also determined that each of Messrs. Archer, Ferlin, and Forcum is qualified to be an "audit committee financial expert" as defined in the SEC's rules.  The Audit Committee's charter is available on the Company's website at www.bankofthepacific.com in the "Corporate Governance" section.

Governance and Nominating Committee.  The primary responsibilities of the Governance and Nominating Committee (the "Nominating Committee") are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee Chairman deems appropriate.  The Nominating Committee met one time during 2009.  The Board has determined that each current member of the Nominating Committee (who were also the members throughout 2009), Messrs. Forcum (Chair), Archer, Ferlin, Rognlin, Rust, and Schermer, is "independent" as defined in Rule 5605(a)(2) of the Nasdaq listing standards.  The Board has adopted a written charter for the Nominating Committee which is available on the Company's website at www.bankofthepacific.com in the "Corporate Governance" section.

The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates.  The Nominating Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company.  The Nominating Committee does not have any minimum requirements for director nominee qualifications.  When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates.  To date, the Company has not engaged third-party search firms to identify candidates.  Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate's background as deemed appropriate.  The Company has not adopted a formal diversity policy, although it has traditionally sought a board that is geographically representative of its markets of operations.

The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board.  Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee and based on the needs of the Board at the time.  Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications and evidence of share ownership, to Gary C. Forcum, Chair, Nominating Committee, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA  98520.

Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described in more detail under the heading "SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR" below.

Compensation and Management Development Committee.  The current members of the Compensation and Management Development Committee (the "Compensation Committee") are Messrs. Schermer (Chair), Archer, Ferlin, Forcum, and Rognlin; they were also the members throughout 2009.  The Board has determined that each member of the Compensation Committee is "independent" as defined in Rule 5605(a)(2) of the Nasdaq listing standards.  The Compensation Committee held two meetings during 2009.

The responsibilities of the Compensation Committee are set forth in a written charter which is available on the Company's website at www.bankofthepacific.com in the "Corporate Governance" section.  Under its charter, the Compensation Committee is charged with carrying out the Board's overall responsibilities relating to compensation of the Company's executive officers and directors.  Its specific duties include reviewing the Company's bonus and equity programs, the succession plan for key officers including the Chief Executive Officer (the "CEO"), and director compensation arrangements, and recommending changes to the Board as it deems appropriate, as well as recommending to the Board the annual compensation, including salary, bonus and equity awards, for the CEO.  The Compensation Committee also reviews the performance goals established for the Company's incentive compensation programs to assure that they do not encourage excessive risk-taking.

The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the Compensation Committee regarding salary adjustments and annual awards of stock options and cash incentive bonuses for the executive officers.  The Compensation Committee is responsible for annually evaluating the CEO's performance and presenting its conclusions and recommendations regarding his compensation to the full Board for approval.  The CEO does not participate in deliberations by the Compensation Committee or the Board regarding his compensation.  The Compensation Committee exercises its own discretion in accepting or modifying the CEO's recommendations regarding the performance and compensation of the Company's other executive officers prior to consideration by the Board.

The Compensation Committee has authority under its charter to retain outside compensation consultants and other advisors, to approve the terms of their retention, including fees for their services, and to terminate any such engagement, subject to approval by the Board.  No outside compensation consultant was retained during 2009.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

The Board of Directors encourages shareholders to send communications directly to the Board.  Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Gary C. Forcum, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA  98520.  Communications may also be directed to individual directors at the same address.

Your communications should indicate that you are a shareholder.  We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee.  We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic.  Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

DIRECTOR COMPENSATION FOR 2009

The following table summarizes compensation paid to each person, other than Mr. Long, who served as a director of the Company during 2009, including as directors of the Bank.  No outside director received perquisites or other personal benefits with a total value exceeding $10,000 during 2009.

Name	Fees earned or paid in cash (1)	Option awards (2)	Total
G. Dennis Archer	$25,950	$0	$25,950
John R. Ferlin	$23,000	$0	$23,000
Gary C. Forcum	$34,050	$0	$34,050
Susan C. Freese	$24,200	$0	$24,200
Edwin Ketel	$23,150	$0	$23,150
Joseph A. Malik (3)	$ 7,350	$0	$ 7,350
Randy W. Rognlin	$24,300	$0	$24,300
Randy Rust	$24,150	$0	$24,150
Douglas M. Schermer	$24,950	$0	$24,950
Robert J. Worrell (3)	$ 6,450	$0	$ 6,450

(1)  Directors of the Company currently receive a $19,200 annual retainer fee and fees of $450 per board meeting attended.  The Chairman of the Board currently receives a $24,000 annual retainer fee and fees of $800 per meeting attended.  Audit Committee members receive $450 and the Audit Committee Chair receives $550 per committee meeting attended.  All other committee members receive $300 per committee meeting attended.

(2)  No stock options were granted to the named directors during 2009.  At December 31, 2009, the Company's outside directors held stock options as follows:  Mr. Archer, 5,500 shares; Mr. Ferlin, 5,500 shares; Mr. Forcum, 1,100 shares; Ms. Freese, 3,300 shares; Mr. Ketel, 1,100 shares; Mr. Malik, 2,200 shares; Mr. Rognlin, 1,100 shares; Mr. Rust, 5,500 shares; Mr. Schermer, 1,100 shares; and Mr. Worrell, 5,500 shares.  The options have an exercise price equal to fair market value on the date of grant (as adjusted for a 10% stock dividend effective January 13, 2009) and became exercisable cumulatively in five equal annual installments beginning one year after the date of grant, which was January 23, 2003, in the case of all directors except Messrs. Archer, Ferlin and Rust.  The vesting of options granted to these three directors was accelerated in 2005 in order to minimize compensation expense reported by the Company because the options were out of the money at that time.  All options have a ten-year term.

(3)  Messrs. Malik and Worrell retired from the Board in April 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation received by the Chief Executive Officer, the Chief Financial Officer, and the Company's other executive officers for services rendered in all capacities during the two years ended December 31, 2009.  The Bank pays all compensation of the executive officers, except for Mr. Long and Ms. Portmann, who receive a portion of their compensation from the Company.

Name and Principal Positions	Year	Salary		All Other Compensation (2)	Total Compensation

Dennis A. Long	2009	$243,850	(1)	$8,625	$252,475
Chief Executive Officer and President of the Company and Chief Executive Officer of the Bank	2008	$244,975	(1)	$9,625	$254,600

Denise Portmann	2009	$118,021		$5,847	$123,868
Chief Financial Officer of the Company and Executive Vice President and Chief Financial Officer of the Bank	2008	$117,396		$5,847	$123,243

Bruce MacNaughton	2009	$139,050		$7,029	$146,079
Vice President of the Company and Executive Vice President and Chief Credit Officer of the Bank	2008	$138,375		$7,029	$145,404

John Van Dijk	2009	$154,500		$6,208	$160,708
Corporate Secretary of the Company and President and Chief Operating Officer of the Bank	2008	$153,750		$6,208	$159,958

(1)     Includes director fees received in the amount of $22,400 in 2009 and $24,600 in 2008.

(2)     Amounts shown represent employer matching contributions to the Bank's 401(k) Profit Sharing Plan.  No executive officer received perquisites or other personal benefits with a total value exceeding $10,000 during the years covered by the table.

Incentive Compensation

The targets and parameters of the Company's Senior Officer Incentive Plan (the "Cash Incentive Plan") are approved by the Compensation Committee, following review of prior year results, in the early spring of each year.  The plan provides for annual cash bonuses under a formula based on the Company's equity as of the beginning of the year.  A potential bonus pool is established each year in a minimum amount equal to 5% of the year's annual pre-tax earnings.  The percentage participation of the Company's executive officers in the potential bonus pool is as follows:  Mr. Long, 18.4%; Ms. Portmann, 5.7%; Mr. MacNaughton, 6.8%; and Mr. Van Dijk, 7.2%.  The payment of annual cash bonuses is conditioned upon the Company's achieving after-tax return on tangible equity exceeding the 50th percentile of a peer group published by BancIntelligence of approximately 500 banks nationwide with an asset size ranging from $500 million to $1 billion.  The condition was not met, so no bonuses were paid under the Cash Incentive Plan for 2009 or 2008.

No stock-based awards were made to executive officers under the 2000 Stock Incentive Compensation Plan during 2009 or 2008.

The table below provides information regarding outstanding stock options held by the named executive officers at the end of 2009.

Outstanding Equity Awards at December 31, 2009

Name	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Grant Date	Option Expiration Date
	Exercisable	Unexercisable
Dennis Long	124,850 5,500	0 0	$10.10 $11.36	1-2-2001 (1) 1-23-2003 (2)	1-2-2011 1-23-2013
Denise Portmann	2,750 1,100 4,400 11,000 6,600 2,200	0 0 0 0 4,400 3,300	$10.10 $10.75 $14.59 $14.77 $13.77 $14.59	1-17-2001 (1) 1-1-2003 (2) 1-2-2004 (3) 3-10-2005 (3) 5-25-2006 (1) 6-20-2007 (1)	1-17-2011 1-1-2013 1-2-2014 3-10-2015 5-25-2016 6-20-2017
Bruce MacNaughton	47,291 7,709 5,500 6,600 3,300	0 0 0 0 2,200	$10.57 $10.75 $14.59 $14.77 $13.77	1-7-2002 (1) 1-1-2003 (2) 1-2-2004 (3) 3-10-2005 (3) 5-25-2006 (1)	1-7-2012 1-1-2013 1-2-2014 3-10-2015 5-25-2016
John Van Dijk	34,100	0	$10.10	1-2-2001 (1)	1-2-2011

(1) Options become exercisable cumulatively in five equal annual installments beginning one year after the grant date.

(2) Options become exercisable in full at the end of five years following the grant date.

(3) Vesting was accelerated in full in 2005 in order to minimize compensation expense reported by the Company because the options were out of the money at that time.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2009.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:	818,967	(1)	$11.09	131,155
Equity compensation plans not approved by security holders:	------		------	------
Total	818,967	(1)		131,155

(1) Excludes 1,870 shares under outstanding options, with an aggregate exercise price of $5.62, granted by the Company pursuant to a merger agreement in substitution of BNW Bancorp, Inc. options.

Retirement and Other Benefits

The Company believes that a retirement plan for its executive officers is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives.  Effective January 1, 2007, the Compensation Committee recommended and the full Board of Directors approved a nonqualified supplemental executive retirement plan (the "SERP") to provide retirement benefits to certain executive officers.  The SERP is unsecured and unfunded and there are no plan assets.  The Company has purchased single premium Bank Owned Life Insurance ("BOLI policies") on the lives of the executives and other officers with a total cash surrender value of $5,369,000 at December 31, 2009, and intends to use income from the BOLI policies to offset SERP benefit expenses.  The Company benefits from the future death benefits paid out under these BOLI policies.

Beginning January 1, 2010, benefits under the SERP will generally vest over a ten-year period with a threshold level of 30%.  The level of accumulated (accrued) benefits is based on years of credited service, divided by years of service at normal retirement age of each named executive officer as follows:  Mr. Long, 68; Ms. Portmann, 55; Mr. MacNaughton, 65; and Mr. Van Dijk, 69.  Messrs. Long and Van Dijk may also qualify for reduced benefits in the event of early retirement after reaching age 65.

Annual retirement benefits under each agreement are equal to a fixed amount for each executive as follows:  Mr. Long, $133,590; Ms. Portmann, $139,409; Mr. MacNaughton, $92,432; and Mr. Van Dijk, $93,154.  Assumptions used in calculating the present value of accumulated SERP benefits are described in Note 11 to the Company's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.  Annual benefits are paid for a period of 15 years and generally begin on the first day of the first month following the executive's retirement.

Employees, including executive officers, who meet the eligibility requirements may contribute up to 15% of their compensation to the Company's 401(k) defined contribution plan.  The Company, at its discretion may match each employee's contribution.  In 2009 the company matched employee’s contribution at a rate of $.50 per dollar of salary deferred.  Executive officers are also provided with the use of company automobiles and reimbursement of country club dues.

Potential Payments upon Termination or Change in Control

Each named executive officer is a party to an employment agreement with the Bank.  The agreements automatically renew for an additional year on each one-year anniversary, unless the Bank provides notice of termination, such that the remaining term ranges from two to three years at all times.  Notice of termination by the Bank results in severance obligations to the employee as described in more detail below.  The employment agreements also provide that any stock options held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause, including by reason of death or disability.

The employment agreements provide that, in the absence of a change in control, if the employee receives notice of termination by the Bank without cause, the employee will be entitled to receive salary from the date of termination through the end of the then-current term.  If the employee is terminated by the Bank within 24 months after a change in control, other than by reason of death or disability or for cause, the employee will be entitled to receive a payment as follows:

Dennis Long	36 times base compensation during most recent calendar month
Denise Portmann	18 times base compensation during most recent calendar month
Bruce MacNaughton	24 times base compensation during most recent calendar month
John Van Dijk	36 times base compensation during most recent calendar month

A change in the employee's position that results in a material diminution of his or her authority, duties, or responsibilities without his or her consent following a change in control will be deemed a termination by the Bank.  Payment will be made in equal monthly payments beginning on the 15th day of the calendar month immediately following the termination date and ending on the 15th day of the third calendar month of the calendar year immediately following the termination date.  Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").  To the extent required by Section 409A of the Code, severance benefits will not be paid or commenced until the expiration of six months following the date of the executive officer's termination under the employment agreement.

A "change in control" under the employment agreements means a change in ownership (50% or more of fair market value or voting power) or effective control (20% or more of the total voting stock or replacement of a majority of the directors) of the Bank or a change in ownership of a substantial portion of its assets (one-third or more of total fair market value).  "Cause" includes dishonesty; fraud; commission of a felony or a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of property or assets of the Bank or its customers; the employee's refusal to perform or gross negligence in the performance of his or her duties; and misconduct materially injurious to the Bank.

If an executive is terminated without cause prior to qualifying for early or normal retirement, the vested percentage of his or her accrued benefit under the SERP, if any, will be payable beginning with the month following the month in which he or she attains normal retirement age.  If an executive officer's employment is terminated by reason of disability or death, the executive or his or her beneficiary will be paid an annual benefit equal to the accrued benefit under the SERP for 15 years.  If an executive officer's employment is terminated within 24 months following a change in control by the Company without cause or by the executive for good reason, he or she is entitled to receive annual SERP benefits in an amount equal to (a) the executive's vested percentage of the accrued SERP benefit as of the termination date or (b) 50% of the SERP benefit, whichever is greater.  "Change in control" for purposes of the SERP benefits is defined in a manner similar to the employment agreements described above, except that the threshold for a change in effective control is 30% (rather than 20%) or more of the total voting stock or replacement of a majority of the directors and a substantial portion of assets is equal to 40% (rather than one-third) or more of total fair market value.  "Good reason" as defined in the SERP includes a material decrease in base compensation, in the executive's authority, duties or responsibilities, or in the budget over which he or she has authority; a material change in the executive's office location; or any material breach by the Company of the executive's employment agreement.

The employment agreements include a prohibition on disclosure of confidential information concerning the Bank at any time as well as an agreement not to compete with the Bank for up to two years in the counties in which it is operating.  The Bank is entitled to receive payment for each breach of these provisions as follows:

Name	Breach of Confidentiality	Breach of Noncompete
Dennis Long	$100,000	$250,000
Denise Portmann	$ 50,000	$100,000
Bruce MacNaughton	$ 75,000	$150,000
John Van Dijk	$ 75,000	$150,000

The Bank may also seek injunctive relief from a court to enforce the provisions.

If an employee provides written notice of termination of employment less than 90 days prior to the termination date, the agreement requires the employee to pay liquidated damages to the Bank ranging from $15,000 to $25,000.

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally limits the deductibility for federal income tax purposes of annual compensation totaling more than $1,000,000 paid to certain executive officers, with exceptions for qualifying performance-based compensation.  The Company believes that compensation paid to its executive officers is fully deductible for federal income tax purposes.

AUDIT COMMITTEE REPORT

The Audit Committee met with management and the Company's independent auditors, Deloitte & Touche LLP ("Deloitte"), to review the Company's accounting functions and the audit process and to review and discuss the audited financial statements for the year ended December 31, 2009.  The Audit Committee discussed and reviewed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees."  Deloitte has also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence.  The Audit Committee discussed with Deloitte the firm's independence and considered whether the provision of services to the Company by Deloitte is consistent with maintaining the firm's independence.

Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

G. Dennis Archer (Chair), John Ferlin, Gary C. Forcum

AUDITORS

The Audit Committee has selected Deloitte & Touche LLP as the Company's independent registered public accounting firm to examine the financial statements of the Company for the fiscal year ending December 31, 2010.

Deloitte served as the Company's independent auditors for 2009, and performed the audit of the Consolidated Financial Statements of the Company for the year ended December 31, 2009.  A representative of Deloitte is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees Paid to Auditors

Fees paid to Deloitte for the fiscal years ended December 31, 2009 and 2008, were as follows:

	2009	2008
Audit Fees	$350,000	$339,000
Audit Related Fees	0	0
Tax Fees	19,866	30,318
All Other Fees	0	46,750

Audit Fees.  Represents the aggregate fees, including out-of-pocket expenses, for professional services rendered for (i) the audit of the Company's annual financial statements, (ii) review of financial statements included in the Company's quarterly reports on Form 10-Q, and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees.  Represents fees, including out-of-pocket expenses, billed for services related to regulatory compliance reviews.

Tax Fees.  Represents fees related to tax compliance, tax advice, and tax planning.

All Other Fees.  Represents fees related to analyzing information technology controls and procedures.

The Audit Committee determined that the provision of these audit related and other services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement.  The Audit Committee pre-approved 100% of the fees described above.

CODE OF ETHICS

The Company adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial Officer and the President, Chief Financial Officer, and Chief Credit Officer of the Bank.  The Code of Ethics is available on our website at www.bankofthepacific.com in the "Corporate Governance" section.

RELATED PERSON TRANSACTIONS

Under applicable federal banking regulations, all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.  The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.  From time to time, the Bank has made loans to executive officers and directors that meet the requirements described above.

Each director and executive officer of the Company is required to notify the Audit Committee of any transaction that may present a conflict of interest with the Company or in which the insider may benefit directly or indirectly.  Under the Company's written conflict of interest and business ethics policies, the Board of Directors has final authority to approve any transaction between a director or officer (or a related party) and the Company.  The nature of the transaction must be fully disclosed to the Board.  The affected insider must abstain from the approval process and will not be counted in determining a quorum of directors.  The Board will approve only those transactions that are fair and reasonable to the Company and as to which a more advantageous arrangement was not reasonably available under the circumstances.  Transactions in which the total fees and payments do not exceed $10,000 and which are entered into in the ordinary course of business are excepted from the requirement of Board approval.

SHAREHOLDER PROPOSALS AND SHAREHOLDER
NOMINATIONS FOR DIRECTOR

Shareholder Proposals.  In order to be eligible for inclusion in the proxy materials of the Company for the 2011 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's administrative headquarters at 1101 S. Boone Street, Aberdeen, Washington, no later than November 30, 2010.  Any such proposals shall be subject to the requirements of the SEC's proxy rules.  In addition, if the Company receives notice of a shareholder proposal after February 14, 2011, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Nomination of Candidate for Director.  Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles.  These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

MISCELLANEOUS

The Company's 2009 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 17, 2010.  Any shareholder who has not received a copy of such annual report may obtain a copy by writing to the Company.

A copy of the Company's Annual Report on Form 10-K for 2009 as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 17, 2010, upon written request to Sandra Clark, Executive Secretary, Pacific Financial Corporation, 1101 S. Boone Street, P.O. Box 1826, Aberdeen, Washington 98520.

By order of the Board of Directors /s/ John Van Dijk
Aberdeen, Washington March 30, 2010	John Van Dijk Corporate Secretary

You can now access your Pacific Financial Corporation account online.

Access your Pacific Financial Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Pacific Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/pflc**

▼ FOLD AND DETACH HERE ▼

PROXY
PACIFIC FINANCIAL CORPORATION
Annual Meeting of Stockholders – April 28, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 28, 2010 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

69704

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PACIFIC FINANCIAL CORPORATION

INTERNET
http://www.proxyvoting.com/pflc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

69704

▼ FOLD AND DETACH HERE ▼

This proxy, when properly executed, will be voted in the manner directed by the stockholder. If no direction is indicated, the proxy will be voted for proposal 1.

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote FOR the nominees listed below.

1. To elect 4 directors to three-year terms:

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
Nominees: 01 G. Dennis Archer, 02 Gary C. Forcum, 03 Susan C. Freese, 04 Douglas M. Schermer	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

2. To vote in accordance with their best judgement upon such other matters as may properly come before the meeting or any adjournments thereof.

The undersigned acknowledges receipt of the 2010 Notice of Annual Meeting and Proxy Statement and revokes all prior proxies for said meeting.

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ______________________ Signature ______________________ Date ______________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.